EXHIBIT 99.2

Q4 2016 Earnings Call

Company Participants

•                                          Jack Jancin

•                                          Julien R. Mininberg

•                                          Brian L. Grass

Other Participants

•                                          Robert Labick

•                                          Stephanie Schiller Wissink

•                                          Frank Camma

•                                          Trevor Young

•                                          Jason M. Gere

MANAGEMENT DISCUSSION SECTION

Operator

Good day, and welcome to the Helen of Troy Ltd. Fourth Quarter 2016 Earnings Call. Today’s conference is being recorded.

At this time, I’d like to turn the conference over to Jack Jancin, Senior Vice President, Corporate Business Development. You may now begin.

Jack Jancin

Good afternoon, everyone, and welcome to Helen of Troy’s Fourth Quarter and Fiscal Year 2016 Earnings Conference Call. The agenda for the call this afternoon is as follows. I’ll begin with a few brief discussion of forward-looking statements. Mr. Julien Mininberg, the company’s CEO, will comment on the financial performance and key accomplishments of the quarter, and then update you on areas of focus as we begin the new fiscal year. Then, Mr. Brian Grass, the company’s CFO, will review the financials in more detail and comment on the company’s fiscal year 2017 outlook. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other similar word identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the company’s website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage and then the News tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg

Thank you, Jack, and good afternoon, everybody. Well, it’s hard to believe it’s already been two years since we began our transformation of Helen of Troy, a good moment to step back and look at the performance. Since beginning our strategic plan two years ago, revenue has grown 17.3%, and adjusted diluted EPS is up 38.9%. Since March of 2014 we have deployed more than $800 million in capital, including three acquisitions and several share repurchases with a sharp eye on long-term value creation. We ended fiscal year 2016 strongly, delivering fourth quarter results ahead of expectations and reflecting the continued successful execution of our seven key strategic priorities.

During the quarter, net sales grew 2.1% despite foreign currency headwinds of approximately 1.2%. For the full year, we achieved consolidated sales growth of 7% and core sales growth of 2.8% despite a foreign currency drag of approximately 2.1%. Growth for the year was led by the Housewares and Health & Home segments, which grew 4.9% and 4.8%, restively, year-over-year.

Their growth was particularly noteworthy in the fourth quarter compared to last year’s strong fourth quarter performance, with Housewares growing over an 11.9% increase and Health & Home growing over a 16.6% increase. In fiscal year 2016, Housewares revenue crossed the $300 million milestone, all the more noteworthy as it marks the 11th consecutive year of Housewares growth under our ownership.

In fiscal year 2016 we increased adjusted diluted EPS by 6.8% to $6.25 while simultaneously investing in the long-term growth of our business and organizational capabilities. These investments included consumer-centric product innovation, go-to-market plans and marketing activities that strengthened our business and our brands.

The transformation of our organization continued in fiscal 2016, as we implemented new initiatives, brought in new talent, and continued to augment our global shared services platforms in areas such as information technology, demand planning, sourcing, distribution automation, efficiency, and inventory management.

We continue to adhere to our shareholder friendly policies by leveraging the strong cash flow generation, balance sheet, and capital structure of our company. This funded the VapoSteam acquisition earlier in the year, and the acquisition of Hydro Flask subsequent to the end of the fiscal year. We further increased shareholder value through the repurchase of $50 million of our shares in the fourth quarter for a total of $100 million in fiscal 2015.

An area of focus for us continues to be in the stabilization of our Beauty business. I am encouraged that we achieved sales growth of 0.9% in that segment on a full year basis. We are proud to be recognized, not only by our consumers, but also by customers as we won a partner of the year award for 2015 from ULTA just last week.

Taking into account the year-over-year impact of a change in the rate used to re-measure our Venezuela financial statements, as well as our own work still to be done internationally and in personal and foot care, we have reduced our fiscal year 2017 expectations for the Beauty segment. We’ll remain focused on stabilizing and ultimately growing Beauty with improved profitability. Brian will provide more detail of the impact of Venezuela in his remarks.

For fiscal year 2017, although we see some challenges as we navigate the uncertain retail and macroeconomic environment, we believe that continuing to execute our transformation strategy will allow us to fully leverage our strong portfolio of brands, our management talent, and our solid cash flow to deliver shareholder value in fiscal 2017.

I’d like to take a few moments to review the progress we have made in each of our seven strategic priorities during the fourth fiscal quarter and for the year, and how they are further improving our business.

The first is to invest in our core. We see meaningful benefits from strategic investment behind our strongest brands and product launches. Overall, our core has grown consistently and we have been improving our market shares in several core categories. In the Health & Home segment, we achieved sales growth of 4.8% for the fiscal year and 1.4%

specifically in the fourth quarter, despite one of the weakest cough and cold seasons of the past 10 years as well as foreign currency headwinds.

On PUR water filtration, that business enjoyed a strong fourth quarter performance supported by new advertising and strong trade support. The highly publicized water crisis in Flint, Michigan has clearly brought attention to the long-standing aging U.S. water infrastructure risk. Significant media coverage has clearly heightened awareness of water quality concerns, particularly with respect to lead contamination risk.

We are seeing our retail partners increasingly become receptive to incremental merchandising and programming activities, particularly for products with superior lead removal capabilities. This, at least in a short term, has resulted in higher retail sales for PUR faucet mounts. As the country focuses more intensely on the importance of water quality, PUR’s market-leading faucet mounts are well positioned with point-of-use solutions that remove 99% of lead before it comes out of your faucet.

We continue to invest in our market-leading air purification business under the Honeywell and Febreze brand names. I am proud to report that we have just completed our 10th consecutive year of share growth in air purification, expanding our number one position to 53% in the U.S. portable market. In the past two years, we launched several important new products, including our first Bluetooth-enabled air purifier and a new range of high quality, affordable air purification products that provide great value at the under $100 price point.

We also see opportunity to earn further share growth focusing around odor elimination and dust removal. The business continues to experience strong growth year-over-year, supported by new placements at retail and online, with strong consumer merchandising and promotional programming.

In Housewares, fiscal 2016 growth was aided by category expansion into small kitchen electrics, metal bakeware and continuing demand for many of our OXO home solutions. OXO performed particularly well in department stores during this period. During the fourth quarter specifically, we grew in international markets, with gains in Western Europe and China, and increased Internet channel sales.

We continue to invest in commercial initiatives to increase the awareness and purchase of OXO. These include training of store-level associates, working with a robust network of influencers, and directly communicating with consumers through social media. We’re proud to be approaching 1 million OXO Facebook fans. We also launched a new OXO website in the second half of fiscal 2016, and are enjoying improved performance analytics.

In our Nutritional Supplements segment, investments in clinical studies are providing new data to support product benefit claims. One example is Dr. Sinatra, our best-selling doctor and his Omega Q Plus Resveratrol. We tested our formula in a clinical study to quantify how much it raises the levels of CoQ10, a natural occurring substance that your cells use to produce the energy your body needs for cell growth and maintenance.

It also functions as an anti-oxidant which protects the body from damage caused by harmful molecules. The study demonstrated significant increase in CoQ10 levels and even further increases among statin users, where depleted CoQ10 levels are of particular concern.

We also expanded our family of leading doctors as we welcomed Dr. Luigi Polla to our team, a world-renowned highly credentialed dermatologist recognized in Europe for his expertise in laser technology used in spot removal.

The second strategy pertains to mergers and acquisitions. At the end of the fourth quarter, we announced the definitive purchase agreement to acquire Hydro Flask and completed that acquisition in the first quarter of fiscal 2017.

According to syndicated market data, for the 12 months ended December 2015, Hydro Flask earned the number one hydration category bottle share position in the outdoor specialty, athletic specialty, sporting goods, and e-commerce channels.

Hydro Flask is a great fit for us, and the acquisition is strongly aligned with our strategic goal of investing our strong cash flow in businesses that can accelerate our growth in categories where our existing capabilities can add value.

Hydro Flask is our first acquisition in Housewares since acquiring OXO. Hydro Flask diversifies our products to both the indoor and outdoor markets and provides further avenues for growth as well as a loyal and enthusiastic consumer base. Even as we focus on the integration of Hydro Flask, we continue to very actively evaluate other acquisition opportunities.

The third strategy is focusing on consumer-centric innovation. I’d like to focus first on innovation within Beauty. About 18 months ago, we kicked off a new era of deeply understanding what consumers want and need more fundamentally. This has led to a new approach in our Beauty appliances, to new products, and packages that better meet those needs, and better brand our products, especially on Revlon and Pro Beauty Tools.

We have some encouraging news as the first new products from this initiative now have had some time in the market. Our Revlon One Step Dryer and Styler is now the number one dollar-ranked new hair dryer appliance introduced in the last six months. This according to syndicated market data, and it’s already a top 10 seller among all hair dryers, old and new, nationally over the same period.

We’ve mentioned the re-launch of our Pro Beauty Tools hair appliances in Q3. So, I’m pleased to report that it’s now gaining traction in the important prosumer segment. It is also growing share in driving new consumer interest in higher price points, consistent with our focus on the better and best segments. Syndicated data indicates that Pro Beauty Tools is one of the fastest growing brands in the category, already the number four retail curling iron brand in United States.

In our professional Beauty appliances business, the extra-long curling and flat irons launched early in fiscal 2016 under our market leading Hot Tools brand continue to experience positive momentum. Our customers were pleased with holiday results, and these items contributed incremental sales in the fourth quarter.

In our Health & Home segment, we launched two new Honeywell Tower Fans that use our innovative QuietSet technology, with speeds named for sound levels, including white noise and sleep, all designed to cool the room with minimal distraction and appeal to personal sound and cooling preferences.

In our Housewares segment, we continue to expand our OXO product offering and began shipping new glass bakeware in February 2016. The innovative products are made of thermal shock resistant borosilicate glass, which means that they can withstand extreme temperature changes, allowing you to take your dishes directly from the freezer or refrigerator to the preheated oven, with minimal risk of cracking or shattering. Existing products as well as new fiscal 2016 launches continued to perform well for OXO, such as its Good Grips Handheld Spiralizer, which is very much in line with consumer trends like the Paleo Diet.

In Nutrition Supplements, we launched Dr. Sinatra Omega-3 SLIM EXTRA men’s and women’s formulas. These gender-specific formulas provide heart-healthy weight loss support. They also help increase endurance and strength, and support a positive mood. We also introduced new formulations of TriComfort Essentials by Dr. Whitaker, which tackle three common problems as you age: joint discomfort, joint stiffness, and mobility, as well as range of motion.

As we focus on innovation, our business continues to be recognized by the international design community with three recent iF Design Awards, a nice build on the long tradition of award-winning design excellence at Helen of Troy.

Our fourth strategy is to upgrade our organization and people systems. I would like to take a moment to recognize Ben Teicher, who has been promoted to President of our Nutritional Supplements business segment. Ben is replacing Connie Hallquist, who left to pursue a new opportunity. We prefer to build organization capability from within, and Ben is an excellent example. Strategic leadership development for succession is an integral part of our organization and people systems.

As part of revamping our people systems, we have chosen and are implementing new solutions to bring our worldwide HR functions closer to our global goal of systemic excellence and greater efficiency. As previously shared, we have also begun to institute new wage rates consistent with the extraordinary changes in some labor markets that will help us attract and retain the best available talent and more directly link pay to measurable performance.

The fifth and sixth strategic areas are to develop best-in-class shared services and attack waste. As previously discussed in fiscal 2015, we used our newly consolidated scale in our sourcing operation to help our vendor base reduce costs, and we have now begun to apply this best practice to other business segments.

In our distribution centers, we are investing in automated and higher capacity equipment to improve efficiency of the warehouses, attack waste, and improve the accuracy of our order fulfillment process. In the IT shared service, we have also made significant progress including upgrades to our infrastructure and implementation of systems to add new capabilities to our business units. We also migrated Healthy Directions financial system to our Oracle platform.

As we improve our Beauty product portfolio, we made significant progress towards SKU reduction, which has resulted in a 30% reduction so far and counting.

The seventh area is to improve asset efficiency and maintain our shareholder friendly policies. During the fourth quarter we opportunistically repurchased and retired approximately 570,000 shares of common stock on the open market for a total purchase price of $50 million. In total, we repurchased $100 million of our shares in fiscal 2016. We also made progress on our working capital efficiencies in fiscal 2016 as we reduced accounts receivable days sales outstanding and improved our inventory turnover.

For fiscal year 2017, we are maintaining our capital allocation strategy, which is to continue to use the strong cash flow generation of our business and the financial flexibility of our balance sheet. Our first priority is to invest in our core and operating infrastructure, then search for creative acquisitions, then consider return of capital to shareholders.

In summary, we are pleased to deliver a very strong performance in fiscal year 2016. Although this makes for a more difficult comparison in fiscal year 2017, we are working hard to achieve another strong year of results as the transformation continues. Our long-term targets remain unchanged. As a reminder, these include average annual growth of 2% to 3% core business revenue, operating margin expansion of 30 basis points to 40 basis points and adjusted diluted EPS growth of 7%, excluding repurchases, acquisitions and significant changes in foreign exchange.

And with that, I’d like to turn the call over to Brian Grass who will further discuss our results and also our outlook for fiscal year 2017.

Brian L. Grass

Thank you, Julien. Good afternoon, everyone. Overall, our fourth quarter results were ahead of our expectations resulting in full year adjusted diluted earnings per share of $6.25 compared to our outlook range of $5.50 to $5.85. On a full year basis, we grew consolidated sales revenue by 7% including organic growth of 2.8% despite a foreign exchange headwind of 2.1%.

We also maintained strong adjusted operating margins of 14% despite the currency drag. We used our strong cash flow and balance sheet to acquire VapoSteam, paid down our debt and repurchased a total of $100 million of stock during the fiscal year.

Looking specifically at our fourth quarter, our strong results reflect the positive impact of our successful new product introductions, solid point of sale activity at retail as well our tight expense control and operating efficiency. We also benefited from an improvement in foreign currency trends toward the end of the quarter compared to our expectations.

During the fourth quarter, exchange rate fluctuations reduced our reported net sales revenue by approximately $4.7 million or 1.2% year-over-year. This was somewhat better than we had expected given the strengthening of several key currencies compared to the first three quarters of the fiscal year. As a reminder, a rule of thumb to use when thinking about the impact of foreign currency on our results is that for every dollar of fluctuation in net sales, as much as $0.60 to $0.70 can fall to operating income depending on the mix of currencies and their relative volatility against the U.S. dollar.

Before reviewing our results in more detail, I’d like to discuss recent developments in Venezuela, the impact on our financial statements in fiscal year 2016 and the expected impact in fiscal year 2017. As a result of recent changes in the Venezuela exchange system, further devaluation of its official exchange rate, continued economic instability from declines in oil prices, and the declaration of an economic emergency, among other factors, we moved from the official Venezuela exchange rate to the SIMADI rate of approximately VBF 205 per U.S. dollar as of February 29, 2016, which was the lowest rate in the three-tiered system in place at the time.

As a result, the company recorded re-measurement related charges totaling $18.7 million in fiscal year 2016. Shortly after the end of fiscal year 2016, the Venezuela government introduced a new rate referred to as DICOM that is intended to be market based and was initially set at a rate very similar to that of SIMADI. Absent further changes to the exchange systems or unless further developments call for further changes, we intend to use DICOM to re-measure our Venezuela financial statements on a go-forward basis.

The fourth quarter of fiscal year 2016 and 2015 include net sales revenue from our operations in Venezuela of $4.7 million and $1.6 million, respectively, and adjusted income of $2.4 million and $0.8 million or $0.08 and $0.03 per share, respectively. The fiscal years ended 2016 and 2015 include net sales revenue from our operations in Venezuela of $22 million and $10.3 million, respectively, and adjusted income of $8.5 million and $3 million or $0.30 and $0.10 per diluted share, respectively. The growth in Venezuela was primarily due to hyperinflation and the fixed official exchange rate previously used to re-measure the financial statements. At the current DICOM exchange rate, we expect that our fiscal year 2017 U.S. dollar reported net sales and adjusted income will no longer be meaningful to either the consolidated or Beauty segment results.

I would also like to call out that we recorded a patent litigation charge of $17.8 million net of tax or $0.63 per fully diluted share in the fourth quarter. The charge resulted from a judgment against us in a case that alleged patent infringement related to two forehead thermometer models sold by one of our subsidiaries. The outcome of the case is not yet final and the company disagrees with the judgment, which will be subject to certain post-judgment motions and an appeal. The forehead thermometers involved in this case represent less than 1% of the consolidated net sales for fiscal year 2016.

Now moving on to my discussion. Consolidated sales revenue was $385.7 million for the quarter, a 2.1% increase over the prior year period, which includes an increase in core business of $4.4 million or 1.2%. The increase in core business sales revenue includes a benefit of 0.7% from the impact of hyperinflation in Venezuela and a drag of approximately 1.2% from the foreign currency fluctuations referred to previously.

Our Health and Home segment rose 1.5% in the fourth quarter despite a foreign currency headwind of $2.4 million or 1.4%. Growth was driven by successful new product introductions, the VapoSteam acquisition and strong sales of water filtration products and fans, partially offset by the impact of a below average cold and flu season. For perspective, this performance builds on growth of 16.6% in the same period last year.

Housewares increased 6.7%, building on growth of 11.9% in the same period last year. Growth was primarily due to new product introductions, partially offset by higher promotional spending in support of new product launches, certain promotional placement that did not repeat, a decrease in the club channel and inventory reductions at a key retailer.

Beauty decreased 0.3% including a negative impact of $2 million or 2% from foreign currency fluctuations. Gains from new product introductions were partially offset by a decline in the personal care category due to competitive pressures and some lost distribution. Net sales revenue includes year-over-year growth of $3.1 million from operations in Venezuela. Nutritional Supplements increased 2.3%, reflecting growth in the AutoDelivery program, partially offset by a decline in legacy newsletter subscription revenue.

Consolidated gross profit margin was 42% compared to 43.7% in the fourth quarter of fiscal year 2015. The decline was primarily due to a non-cash impairment charge of $9.1 million recorded to reflect Venezuela inventory at its estimated net realizable value at February 29, 2016, which reduced our consolidated gross profit margin by 2.4 percentage points and the unfavorable impact of foreign currency fluctuations year-over-year.

SG&A was 37.1% of net sales compared to 30.7% of net sales for the same period last year. The increase is primarily due to the following factors: Venezuela re-measurement related charges of $9.7 million, which increased the SG&A ratio by 2.5 percentage points; the impact of a $17.8 million patent litigation charge, which increased the SG&A ratio by 4.6 percentage points; higher incentive compensation expense; and proportionally higher investment in advertising, marketing, and new product and channel development as a percentage of sales. These factors were partially offset by lower year-over-year foreign currency revaluation losses, lower outbound freight costs, and operating leverage on higher net sales revenue.

Operating income was $16 million compared to $49 million in the fourth quarter of last year. Adjusted operating income excluding non-cash asset impairment charges, CEO succession costs, non-cash amortization of intangible assets, acquisition-related expenses, non-cash share-based compensation, Venezuela re-measurement related charges, and patent litigation charges, as applicable, was $65.5 million or 17% of net sales compared to $57.3 million or 15.2% of net sales in the same period last year. The 1.8 percentage point increase in adjusted operating margin primarily reflects sales growth, improved operating leverage, and the impact of hyperinflation in Venezuela partially offset by the drag of foreign currency.

Income tax expense as a percentage of pre-tax income was 26.9% compared to 11.5% for the same period last year. The year-over-year comparison of the effective tax rate was primarily impacted by shifts in the mix of taxable income in our various tax jurisdictions. Income tax expense in fiscal year 2016 fourth quarter includes: the unfavorable effect of Venezuela currency re-measurement related charges, with no related tax benefit; the impact of unfavorable foreign currency exchange fluctuations on income before tax, with no related tax benefit; and the unfavorable effect of the patent litigation charge, with a related tax benefit of $100,000.

Net income was $9.6 million or $0.34 per diluted share on 28.3 million weighted average diluted shares outstanding. As discussed earlier and outlined in our earnings release, net income for the fourth quarter of fiscal year 2016 was impacted by acquisition-related expenses, Venezuela re-measurement related charges, intangible asset impairment charges, and patent litigation charges that totaled $1.40 per diluted share. This compares to net income in the fourth quarter of fiscal year 2015 of $40.6 million or $1.40 per diluted share on 29 million weighted average diluted shares outstanding and also included tax benefits of $0.03 per diluted share.

Adjusted income increased 19% to $57.5 million or $2.03 per diluted share compared to $48.1 million or $1.66 per diluted share for the fourth quarter of fiscal year 2015. This performance reflects sales growth, improvement in adjusted operating margin, the impact of hyperinflation in Venezuela, lower interest expense and lower tax expense.

Now moving on to our financial position. At February 29, 2016, accounts receivable was $217.5 million compared to $222.5 million at the same time last year. Receivable turnover was 52.4 days compared to 58.6 days at the same time last year. The improvement is primarily due to the impact of additional four months of results from the Nutritional Supplements segment, which collects the majority of its revenue upon shipment to the customer.

Inventory increased to $301.6 million compared to $293.1 million at the same time last year. Inventory turnover improved to 2.9 times compared to 2.7 times for the same period last year. Total short and long-term debt increased to $623.9 million at February 29, 2016 compared to $433.2 million at February 28, 2015, a net increase of $190.7 million. The increase reflects $210 million drawn shortly before the end of the fiscal year to facilitate the closing of the Hydro Flask acquisition in March 2016. Funding of the VapoSteam acquisition for $42.8 million in March 2015 and share repurchases of $50 million in both the second and fourth quarters of fiscal year 2016.

We ended the fourth quarter with a leverage ratio of 2.95 times compared to 1.93 times at the end of the fourth quarter of fiscal year 2015. The increase primarily reflects the impact of the funds borrowed to facilitate the Hydro Flask acquisition, which did not close until after the end of the year, therefore, the related EBITDA is not included in the calculation. We also funded share repurchases of $50 million in the quarter. As of today, our pro forma leverage ratio was less than 2.7 times. As Julien mentioned, our fourth quarter performance caps a year of solid execution of our strategic priorities.

Now I’d like to turn to our outlook for fiscal year 2017. Please note that we have provided a reconciliation of fiscal year 2017 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this afternoon. We expect consolidated net sales revenue in the range of $1.57 billion to $1.62 billion, which includes incremental sales from the Hydro Flask acquisition in the range of $60 million to $65 million for the period subsequent to closing in fiscal year 2017.

Our sales outlook implies consolidated sales growth of 1.6% to 4.8%, and core business sales growth of minus 2.3% to 0.6%, both of which include the following items that negatively impact the year-over-year comparison of net sales revenue by a combined 3 percentage points:

•                  The impact of the re-measurement of the company’s fiscal year 2017 Venezuela financial statements at the DICOM rate, which is expected to negatively impact year-over-year consolidated net sales revenue by approximately $22 million or 1.4 percentage points;

•                  The assumption that mid-April foreign currency exchange rates will remain constant for the fiscal year, which is expected to negatively impact year-over-year net sales revenue by approximately $5 million or 0.3 percentage points;

•                  The rationalization of low profit business, which negatively impacts year-over-year net sales revenue by approximately $16 million or 1 percentage point; and

•                  The overhang from excess cold/flu inventory at retail due to the weak 2016 cold/flu season, is expected to negatively impact the comparison of net sales revenue by approximately $4 million or 0.3 percentage points.

The company expects consolidated GAAP diluted EPS of $4.60 to $5 and non-GAAP adjusted diluted EPS in the range of $5.85 to $6.35, which excludes share-based compensation expense and intangible asset amortization expense, and includes incremental adjusted diluted EPS from the Hydro Flask acquisition in the range of $0.28 to $0.32 per share. The following items negatively impact the year-over-year comparison of earnings per diluted share by a combined $0.61 per share:

•                  The impact of the re-measurement of the company’s financial statements in 2017 in Venezuela at the current DICOM rate, which is expected to negatively impact the year-over-year comparison of earnings per diluted share by approximately $0.30;

•                  The assumption that mid-April foreign currency exchange rates will remain constant for the fiscal year, which is expected to negatively impact the year-over-year comparison of earnings per diluted share by approximately $0.10;

•                  The significant well-publicized shift in the hourly wage landscape is expected to have an impact of approximately $0.14 per diluted share in fiscal year 2017; and

•                  The comparative impact of $0.07 per diluted share of tax benefits in fiscal year 2016 that are not expected to repeat in fiscal year 2017.

On a segment basis for fiscal year 2017, we expect core business sales growth for Housewares in the mid-single digits. For Health & Home, we expect sales growth in the low single digits, including a 2.5% drag from the rationalization of low profit business. For Nutritional Supplements, we expect flat to low-single-digit growth. And for Beauty, we expect a decline of 12% to 7%, which includes a 5% drag from the year-over-year impact of Venezuela and expected declines in the personal care and foot care categories. Consistent with the company’s strategy of investing in core business growth, its outlook includes approximately $0.45 per share in year-over-year incremental investments in marketing, advertising, and new product and new channel development.

The company’s outlook assumes that the severity of the cold/flu season will be in line with historical averages. The diluted EPS outlook is based on an estimated weighted average shares outstanding of 28.3 million and an expected effective tax rate of 13% to 15% for the full fiscal year 2017. This also reflects the company’s outlook for the retail environment and recent declining trends in the retail sector and the broader market. The likelihood and potential impact of any fiscal year 2017 acquisitions, future asset impairment charges, future foreign currency fluctuations, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the company’s sales and earnings outlook.

And now, I’d like to turn the call back over to the operator to open the call for us to take your questions. Operator?

Q&A

Operator

Thank you. [Operator Instructions] We’ll take our first question from Bob Labick with CJS Securities.

<Q - Robert Labick>: Good afternoon.

<A - Julien R. Mininberg>: Hey, Bob. How’s it going?

<A - Brian L. Grass>: Hi, Bob.

<Q - Robert Labick>: Hi. Good. Good. Nice quarter there. A lot to digest on the call so far.

<A - Brian L. Grass>: Yeah. A lot going on.

<Q - Robert Labick>: I wanted to start with the Health & Home. Obviously, a fantastic quarter and year, particularly on the EBIT basis. Can you help us think about how we’re supposed to model this going forward? I mean in the last two quarters you did better than your last — most of your years in the past, and it’s 40% plus growth in EBIT in Health & Home this year to close to $59 million. Do you expect to grow off of that? And what’s driving this big margin expansion? I think the 14.5% margin are the best we have in our model, and that’s on a weak flu season. So it’s a — yeah, it’s a pleasant surprise, but it’s certainly difficult to model going forward. So if you could talk to the drivers there, the sustainability of these high margins, and how we should think about that going forward, please.

<A - Brian L. Grass>: Hey, Bob. This is Brian. I think you know this has been a focus for us. So we — from the — I’d say even from the beginning of acquiring Health & Home we felt like, well, we can improve their operating margin. And it’s being done through — a lot through the mix, focusing on consumables, the higher margin mix. As you’ll probably note in the guidance, we moved away from some lower profit business in that segment, and that’s an indication of the types of things that we’re trying to do. And they’re achieving cost savings in cost of goods sold and operating leverage. So I would say it’s a combination of a lot of things that drove the improvement, and is it sustainable? I’d say the answer is yes. I think be careful with assuming too much margin expansion, but it’s clearly sustainable at these levels.

<Q - Robert Labick>: Okay. That’s great. And then you obviously, just at the very end there, gave us the guidance for the revenues by segment and it looks like on a consolidated basis, organic growth is expected, call it, 0% to 3%, which is below the 2% to 3% that you target, and it sounds like Beauty is the culprit there. Can you talk about what you expect to change after next year or what the biggest drag is to Beauty, I guess? Even excluding Venezuela, it’s still down 2% to 7%. And then what do you have to do to change that to get it flat and then up?

<A - Brian L. Grass>: Yeah, let me just make sure that we’re aligned here. For Beauty, we’re — well, on a total basis, we’re expecting core to decline 2.3% to growing 0.6% on a core basis.

<Q - Robert Labick>: I’m just ex-ing out the Venezuela stuff and giving you a little credit for some of the FX that’s different than we might’ve otherwise said. So just rounding to 0% to 3% for that.

<A - Julien R. Mininberg>: Gotcha.

<A - Brian L. Grass>: Right. Okay.

<A - Julien R. Mininberg>: Makes sense.

<A - Brian L. Grass>: Okay. And then, sorry, the second part of your question?

<Q - Robert Labick>: Sure. So assuming 0% to 3% is your organic and typically you said your goal is to 2% to 3% and then the 7% bottom line. And it looks like the difference there would be Beauty is certainly a drag next year on the organic basis. Once you take out the Venezuela 5%, it’s still down 2% to 7%. So the question is: what’s the path to getting that down 2% to 7% to first to flat and then up?

<A - Julien R. Mininberg>: Yeah, good. Thanks, Bob, and good question on the Beauty. A lot to be proud of in Beauty, as you heard on the call; quite a lot of progress made. And for the first time in a long time, you did not hear us talk about declines in the appliance business on the Beauty side, nor did we call out appliances as an area of concern for fiscal 2017; so already progress. And you saw the growth, small though it was, during fiscal 2016.

Now looking ahead, when you take out the Venezuela effect, as I think you’ve already done in your numbers, you’ll hear us talk about three areas: international, foot and personal care. And those are three areas that are creating some drag on Beauty for fiscal 2017, once you take out the FX and the Venezuela change. So in the area of international, we have a new normal around the new lower exchange rates. It’s gotten a little bit better but not much compared to where we were when we first started working on the stabilization. And on the international businesses, we have some work to do to get where we need to be on stabilization.

On the subject of foot care and personal care, as we’ve called out a couple of times in personal care, we are still seeing declines in that area and we do expect them to continue in fiscal 2017, even though in fiscal 2016 they were offset by good news in the appliance side. As far as what to do about it, there’s quite a lot going on in that area: new packaging, a bunch of new products in personal care, some new advertising, and then a restage of one of the major personal care brands that scheduled for the end of the fiscal year. And that appears to be getting some good traction with our retail partners as far as appeal for the plans that we have. So hopefully, a path forward in that regard.

And on foot care, a tricky one. We had a very good launch through a distributor of our pedi callus buffer products, but they have not gotten enough pickup in the marketplace and we expect a reduction there in fiscal 2017. We will earn through some of that and replace some of that revenue through excess performance on the appliance side but not enough to make up the whole hole. So that’s why you see the difference there. And as far as profitability on Beauty, as we mentioned in the prepared remarks, a lot of progress on Beauty profitability, not just top line, and more of that expected in fiscal 2017.

<Q - Robert Labick>: Great. One more and I’ll jump back in queue after this. But just on Hydro Flask, could you talk a little bit about the seasonality of that business as we model it going forward next year? Also, what tax rate we should expect that to come in at? And then finally, on that as well, I know it’s obviously very early in you owning it but talk a little bit about what you’ve learned so far and what you think some of the other cross-selling opportunities you might’ve discovered and you might have.

<A - Julien R. Mininberg>: Yeah. Let me start and then Brian might have some comments as well on the tax rate. So there is seasonality to Hydro Flask and it tends to be weighted towards Q3 and Q4, a little bit of that throughout the holiday season. And it’s consistent with the general seasonality of our company, which also has a weighting towards the back half.

On the subject of opportunities, it is very new, as you call out, measured in a month or two now. And that said, I’ve been out to Bend, Oregon twice. I’ve met the team there. They’re tremendously strong. The team has stayed with the business after the acquisition and our Housewares team is now no longer just focused on OXO but now on the full portfolio of indoor and outdoor between Hydro Flask and the various OXO categories.

With that, we see some new categories for Hydro Flask to start looking at, so we’re taking a look at those on an upstream basis. There’s some cool technology there, some international expansion opportunities, and then frankly an absolute ton of white space in the United States, not just in terms of distribution but from a regional basis, there’s areas where Hydro Flask today is tremendously strong but yet not as present as it could be. So we see opportunities on distribution and then form factor, some colors, different caps and a lot of other short-term things that are just going into the market now. So call it a good combination of distribution opportunity, short-term line extensions and then some longer-term dabbling in what it would take to be in new categories as well as the international.

I’d also like to remind that we’re very pleased that Hydro Flask already, just with the stuff it’s doing today according to some outside market measurement data, has become the number one player in the insulated water bottles just recently. And that’s new news we announced on the call for calendar year 2015 when that data just came out. On the tax, I’ll turn it to Brian.

<A - Brian L. Grass>: Yeah. Bob, on the taxes, I’m hesitant to give you an effective tax rate at this stage but I would say that we do expect tax efficiencies after a transition period of about 6 to 12 months. So you can assume a lower effective tax rate maybe towards the end of the year.

<Q - Robert Labick>: Got it. Yeah, I was trying basically to back into the $0.28 to $0.32 but that’s fine. I can work on that offline. Okay. Terrific. I’ll get back in queue and let others ask questions, but thank you and very nice quarter.

<A - Julien R. Mininberg>: Thanks, Bob.

<A - Brian L. Grass>: Thank you.

Operator

Thank you. We’ll now take our next question from Steph Wissink with Piper Jaffray.

<Q - Stephanie Schiller Wissink>: Thanks. Good afternoon, everyone, and I’ll add my congratulations. You’ve come a long way in a short couple of years.

<A - Julien R. Mininberg>: Thank you.

<A - Brian L. Grass>: Thank you.

<Q - Stephanie Schiller Wissink>: Just a few more housekeeping type questions for us. If you could just start on the gross margin, if we back out the Venezuela re-measurement, it looks like you had some nice benefits there. Can you talk, Brian, a little bit about was it mix or like-for-like pricing or margin, just broadly margin improvement across the product categories?

<A - Brian L. Grass>: I’d say mainly mix. We’re working on cost savings initiatives but mix would be the biggest driver. And I failed to mention earlier that we saw a nice traction with PUR in the quarter, which drives margin significantly. So that was an additional benefit in the quarter. So I would say it’s mainly mix and we are working on pricing. There’s a lot of new product introductions in there and anytime we introduce a new product, we’re hopefully going to improve margins over existing products that’ve been in the category for a while and so better mix, new products and a little bit of cost savings.

<Q - Stephanie Schiller Wissink>: Great. And then on the $0.35 of incremental marketing spending for 2016, can you just help us appreciate where some of that’s going to be directed, whether it’s by product segment or by brand just help force-rank a little bit of where that incremental capital is going?

<A - Julien R. Mininberg>: Yeah. Great question. So this is a part of our strategy on investing in the core. There’s a broad slate of growth opportunities in the company for fiscal 2017 that we would like to support. Give you an example or two, we have some new air purifiers coming out, as I mentioned on the call, and we’re looking to put some support there. We’re very strong in humidifiers. We’re spending a bit there that we have not spent before in that category. We’re dabbling and testing some upside spending in a few categories that we have not supported before.

And then, frankly, we’re also restoring funding to some marketing initiatives that we’ve pared back as we saw things like the cold/flu erode during fiscal 2016. So obviously, we put less support where there’s just less demand and less incidence of sickness in the marketplace, and also in places where foreign exchange got hard enough during fiscal 2016 that we simply spent less as kind of, call it, good responsible management during fiscal 2016. So some of it’s restoration, some of it is some additional investment in new categories, like the ones I mentioned, and then there’s a few categories where we’re just seeing good results and we’d like to feed the strong.

<Q - Stephanie Schiller Wissink>: All right. Thanks, Julien. Just last question for us is on the personal care business. If you could talk a little bit about the contribution to your operating margin in that segment from that specific product line or product area. Just curious to hear your thoughts on the drag in that business and if it’s recoverable or if it’s something that you would look to potentially exit out of if it continues to be a drag.

<A - Brian L. Grass>: Yeah, I would say we’re not — I mean we don’t typically break out the individual impacts of the components in that business. But as we’ve kind of discussed in the past, it is a high profit margin part of the Beauty business. So sales declines do have a meaningful impact.

<A - Julien R. Mininberg>: Yeah, I’d also say in terms of prospects there, while it is still in decline, as I mentioned before, there’s some new stuff that’s going into the marketplace. There’s good reaction from retailers on that. So the idea of pruning it out, while there may be parts over time that would go that route, it’s not our intention in the short term.

And in terms of the ability to make up any of that cash flow, you heard me mention in my comments to Bob that there is opportunity to grow profitability in Beauty. Personal care is part of Beauty, so obviously, we’re producing enough in other places to balance it out. There’s good guys coming out of the SKU rationalization that you heard and a few other places that are helpful to us. So overall, making progress on the profitability of Beauty despite some short-term drags coming from declines in personal care.

<Q - Stephanie Schiller Wissink>: Thanks, guys. Very helpful. Best of luck.

<A - Julien R. Mininberg>: Thank you.

Operator

Thank you. We’ll now take our next question from Frank Camma with Sidoti.

<Q - Frank Camma>: Good afternoon, guys.

<A - Julien R. Mininberg>: Hey, Frank.

<Q - Frank Camma>: Hey. Just a couple of quick questions. On Housewares, the new products, where did you find more success? I know initially you had some problems with educating consumers on the small appliances. But it seemed like the bakeware was doing well. Could you just comment on that? Like, was it more from the bakeware or did you see sort of an uptick in the small appliance side?

<A - Julien R. Mininberg>: Yeah, a couple of different places. First, small appliances are improving. So, that’s a good news. And we’ve seen some improvements, especially online, by the way. So, in the e-tail space, there’s been some nice lift there. And we are doing a lot of in-store associate education, as I mentioned before.

Bakeware has performed well. Glassware was just launched. So, this was at the very end of our fiscal year. So, it’s too soon to say on that one. And then, some good old fashioned kitchen gadgets in other spaces but more traditional in OXO’s line have performed well.

We mentioned the Handheld Spiralizer on the call. That has been a blowout item for us. And then, earlier in the year, we got nice lift off the GreenSaver products. So, this is where a lot of it’s coming in terms of growth from new products in Housewares.

<Q - Frank Camma>: Okay. On the retailer inventory levels in the Health, now there was an uptick, right, in the incidence levels at the end of the — of your quarter a little bit, right? Does that help? Or it sounds like it doesn’t because there’s a drag. I don’t know if you want to comment on that at all.

<A - Julien R. Mininberg>: Yeah. It does help. So, we sold in and retailers bought in to an expectation of a normal season.

<Q - Frank Camma>: Okay.

<A - Julien R. Mininberg>: The season has played out slowly. We started flagging that early as soon as we saw it in our external communication. And while retailers own that inventory, and we certainly don’t take it back, there was a nice uptick in incidence in the last month or so. And some of that inventory that the retailers held has since sold through. So, that overhang...

<Q - Frank Camma>: Okay.

<A - Julien R. Mininberg>: That Brian mentioned, I think we’ve sized it about right. It’s possible it got a little bit smaller. I guess we don’t know...

<Q - Frank Camma>: Sure.

<A - Julien R. Mininberg>: Because the retailer inventory change has been so recent, just in the early weeks of April. And then, in terms of what it means, it means our ability to sell into the next season would improve slightly based on any reduction that they got from that extra lift at the end of the season.

<Q - Frank Camma>: Great. Last question I had is you mentioned how the Flint situation helped you with the water purifiers; obviously makes sense. But does also the fact that more and more people are catching on to sort of indoor pollution concerns — is that going to help you on the air purifier side? Is there anything that kind of sticks out there that you can play towards?

<A - Julien R. Mininberg>: Yeah. I wouldn’t make a direct correlation between water pollution and air pollution. But it is true that consumers are increasingly sensitive to some paradigms that are out there. So, the first paradigm historically has been that, hey, my water’s fine. And now that paradigm has been meaningfully challenged. Sadly, in Flint, it went horribly wrong. But since then, there’s been a lot of follow-on articles. I’m sure you’ve seen of them in places where people all believed this wouldn’t happen here and my water’s safe.

But then independent testing demonstrated that, that was not the case. And sadly, in a lot of school related areas and related specifically to lead, which is a big issue as everybody I’m sure knows around a child brain development, and frankly, it’s a toxin for adults as well. In terms of the awareness, that’s high and we are getting a benefit off of that. And we’ve even grown share a bit on a recent basis because we picked up on our faucet mount business, which does remove lead.

In terms of the spillover to air purification, I can’t say that there’s a direct relationship. I can simply say that the concept of the old paradigm of, hey, everything is fine, is not as true as it was before. It’s exemplified by water, but we are not seeing a direct correlation between, hey, well, it’s not just the air — sorry, the water, it’s also the air, and that fit in our results that you heard me talk about air purification. And not only did we have a 10th year of share growth, we’re pretty proud of that, but we are seeing the business itself grow. I just can’t correlate it directly to Flint.

<Q - Frank Camma>: Sure. Okay, thank you.

<A - Julien R. Mininberg>: You bet.

Operator

Thank you. We’ll now take our next question from Trevor Young with Jefferies.

<Q - Trevor Young>: Hi. Thanks for taking my question. Can you expand upon the rationalization of low profit business embedded in the fiscal 2017 guidance? Is it a certain product or brand?

<A - Julien R. Mininberg>: Yeah. Hi, Trevor. Nice to meet you. I know we haven’t talked directly...

<Q - Trevor Young>: Nice to finally meet you, too.

<A - Julien R. Mininberg>: And thanks for the strong interest in Helen of Troy. We’re thrilled and looking forward to working with you. And then, on your question, you’re asking about the rationalization of the low-margin business, right?

<Q - Trevor Young>: Correct.

<A - Julien R. Mininberg>: Yeah. So, as part of our broader strategy to increase the efficiency of our portfolio, we’re taking out a couple of businesses over time that historically have just not made much money and are not the best use of our resources or where we don’t see a way forward to either major innovation or reduction in cost of goods to increase the margin to where we’d like it to be. So, you heard Bob Labick, ask earlier — speak earlier about the improvements in the Health & Home division’s margin profile.

And this area that we’re talking about, where we walked away from some business with a major customer in a minor category, is an example of us making a tough call to take out a piece of business that didn’t pass the margin or the improvement test for us and give us a nice lift in a division where historically, we’ve struggled to get the margins up where we want them to be.

Now, seeing that margin increase and having, frankly, a little courage to walk away from something that we didn’t think was right for us does have the impact. And that’s why we flagged the $16 million in our revenue guidance. You also see that we did not flag it as a bullet point in our EPS guidance. That’d be a little unfair to say, hey, we walked away and it hurt us. The concept is actually the opposite, which is we walked away because it helped us.

<Q - Trevor Young>: Great. That’s definitely helpful. And then longer term, is this going to be kind of an ongoing process to rationalize certain products that maybe aren’t large dollars and not very profitable?

<A - Julien R. Mininberg>: Yes. I wouldn’t say, hey, there’s going to be like a quarterly news report of some big thing that we stopped doing. But if you back up about a year, what you’ll see is in other areas where there was a bit more of that than there should be, like the Beauty appliance business, we had no problem over the last year-and-a-half walking away from some pretty big chunks of business that just didn’t make a dime.

So, you heard me say 30% SKU count reduction in the Beauty appliance business and counting. That’s also spilled into some other parts of Beauty now, including parts of personal care. And frankly, you just heard us that we say that we grew in fiscal 2017 in that area, albeit it had some help from Venezuela and some hurts from other places like other foreign exchange.

And my point is by focusing on more like “better” and “best” in the SKUs that perform better, walking away from some low-margin business that we don’t think we can fix, and then pocketing the systemic efficiency that comes from with just having fewer SKUs that do better, we’re willing to do it. We’ve now done it in a couple of areas. And as I said, both businesses grew and became more profitable as a result of it.

<A - Brian L. Grass>: And let me just make the point. We do our best to replace the SKU that we’re rationalizing with the better or best version where we can. In the case of the business that we pointed out in our guidance, we weren’t able to do that. But in a lot of the examples that Julien is mentioning in Beauty, we do achieve that, where we move up to a better or best model.

<A - Julien R. Mininberg>: Yeah. A small build on that, Trevor, just so you know because I know you haven’t been with us for so long yet, in Beauty we had a lot of hairdryers that would not pass the good margin, good SKU test. We killed those off. But rather than give up the peg or just leave the retailer without great options under Revlon, we launched pretty cool new products, like the One-Step Styler that I mentioned.

And that comes at a much higher price point, $49.99. And it also brings a much higher margin both for us and the retailer, and then innovation under a strong brand like Revlon that consumers like. That’s why it got that number one new item seller status. And we took out some stuff that would not pass any of those tests in order to get that space.

<Q - Trevor Young>: Great. Thank you. That’s really helpful.

<A - Julien R. Mininberg>: Sure.

Operator

We will now take our final question from Jason Gere with KeyBanc.

<Q - Jason M. Gere>: Good afternoon, guys. Nice job on the quarter. Just a couple of quick questions, just kind of I guess dovetailing off of previous questions. When you think about the investments in fiscal 2017, the $0.45, how does that compare in terms of what you did last year and how you think going forward? Is this year considered maybe an elevated year just for taking advantage of some opportunities? And how do you think about that level of investment in the core going forward? Just the first question.

<A - Brian L. Grass>: Yeah. Jason, if you remember, we guided towards about $15 million of incremental investment last year. We did not spend all of that this year. But I would say the $0.45 which equates to about $13 million of investment, it’s obviously very similar to what we guided towards last year. And I would say it’s probably consistent with the level of investment we would like to make on a go-forward basis as well.

<A - Julien R. Mininberg>: Just as a reminder, Jason, some of that is restoring spending that we didn’t spend, as Brian just mentioned. I talked earlier about some of the choices that we made, the most obvious example being if there’s less sick people out there, promoting or advertising behind a product that — for people who don’t have a sickness that we help to relieve, makes less sense. We just did less of it.

And there were a few others of those kinds of reductions. Some of it is restoration. And as we’re trying to get across here, there’s a bunch of cool opportunities that we would like to feed. And there’s frankly some strengths in certain categories where we have momentum, as well as new products that we think are worth investing behind. And that’s where the incremental portion is going.

<Q - Jason M. Gere>: Okay. Great. Now thanks for the color, guys. And then, the last question, I guess thinking about OXO on and obviously OXO itself had a very good quarter. I was just wondering, this is kind of your — it felt like the first real step-up in that price point. And I was just wondering if you could talk about how that met your internal expectations after the first year. And in terms of pricing and you mentioned would be part of a margin opportunity, but how does that resonate with your consumers? And how are you thinking about pricing or taking up price and trying to go into adjacent categories going forward? What did you learn from this process?

<A - Julien R. Mininberg>: Yeah. Sure. Great questions. So, first of all, just to unpack it a little because there’s a few things in there. On the subject of OXO on, we did meet our internal expectations for its first year. And that said, when we announced its launch, we also told investors that our expectations were not very high in the beginning because we were learning our way into the category and going up against some very big players.

In terms of the slowness that we saw at the sell-out stage over the holidays, we’ve made a lot of adjustments. I think we talked about that a lot in our last call. And as I just mentioned to one of the prior callers — analysts, we had some uptick, actually, especially online. And we are liking what we’re seeing to the point where we’re investing, not only in a second year, but in some in-store training and some other support to help drive OXO on.

On the margin subject, I know you’re asking about price points, too. Let me come to that as well. On the margin subject, please remember that OXO on actually delivers a little bit of margin compression. So, while the price points are much higher than anything else that OXO sells, you’re talking about $99 items, $199 items, and even one of the coffee pots is at the $299 price point, there’s much more margin dollars but fewer margin points because of the nature of electrics, and the fact that the base business of OXO has a very high gross margin already.

And then, in terms of price points, those higher price points I mentioned, are getting sustained by consumers. And we are seeing the products moved at those. So, if the test is can OXO sell products above certain price points? The answer’s turning out to be yes. And then, as we launch new products, I’m talking about now the glass, the borosilicate glass, which is highly differentiated versus standard glass bakeware, and now also metal bakeware, we’re testing some higher price points than OXO traditionally uses and seeing consumers accept. There’s also retailers accept them.

We’ll know in a while whether there’s a lot of promotion or other discounting required in that category. It’s very, very new. But I guess the underlying question is can OXO support higher price point than its traditional gadgets, et cetera, the answer is yes. And just as a reminder, it’s already fairly premium priced in its base categories, where it’s already proven it can sustain higher price points.

<Q - Jason M. Gere>: Terrific. Thanks a lot, guys, for answering the questions.

<A - Julien R. Mininberg>: Yeah. You bet. [indiscernible] (01:05:57).

Operator

Thank you. And we do have a follow-up question from Trevor Young with Jefferies.

<Q - Trevor Young>: Hi. Hi, Trevor.

<Q - Trevor Young>: Hey, guys. I’m actually all set on questions. Sorry about that.

<A - Julien R. Mininberg>: No worries.

<A - Julien R. Mininberg>: No problem.

Operator

All right. That does conclude today’s question-and-answer session. I’d like to turn the conference back over to management for any further closing remarks.

Julien R. Mininberg

Great. Well thanks very much for joining us here today. I know a lot to digest in a short time. And we’re looking forward to following up with you as helpful as you digest the information, and as we can be helpful to you and answer questions. As always, we appreciate the very strong interest and support for Helen of Troy. We’re frankly very pleased with what we achieved this past fiscal year. And we look forward to reporting further progress on our business results and on the strategic initiatives that are driving them in our first quarter call, which will be in July. So, thank you very much. Have a wonderful evening.

Operator

That does conclude today’s conference. Thank you for your participation.